EXHIBIT 18.1

LETTER RE:  CHANGE IN ACCOUNTING PRINCIPLE



Central and South West Corporation  (CSW)
Form 10-Q Report for the quarter ended March 31, 1999


Ladies and Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

As stated in Note 1 to the financial statements of this Form 10-Q, effective January 1, 1999, CSW incorporated the five-year average market related method (the "Market Method") in its calculation of pension costs. Prior to January 1, 1999, CSW utilized the market value of the pension assets at September 30th in its calculation of pension costs. The change was made to minimize the plan asset market value volatility effect on CSW's recorded pension costs. Adopting the Market Method did not have a material effect on first quarter results of operations or financial position. The cumulative effect of the accounting change to the Market Method was not material to first quarter results of operations or financial position.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that CSW's change in method of accounting is to an acceptable alternative method of accounting, which based upon the reasons stated for the change and our discussions with you is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgement and business planning of your management. We have not audited the application of the change to the financial statements of any period subsequent to December 31, 1998. Further, we have not examined and do not express any opinion with respect to your financial statements for the three months ended March 31, 1999.


Very Truly Yours

Arthur Andersen LLP